FEDNAT HOLDING COMPANY REPORTS
SECOND QUARTER 2020 RESULTS

Sunrise, Florida, August 5, 2020 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and six months ended June 30, 2020.

Q2 2020 highlights (as measured against the same three-month period last year, except where noted):

•Net loss of $21.5 million or $1.57 per diluted share as compared to net income of $7.1 million or $0.55 per diluted share.
•Adjusted operating loss of $28.1 million or $2.05 per diluted share as compared to adjusted operating income of $5.7 million or $0.44 per diluted share.
•$48.3 million of claims, net of recoveries, pre-tax, from fourteen Property Claims Services ("PCS") weather events, impacting Florida, Texas and Louisiana, including Tropical Storm Cristobal and a Florida panhandle wildfire, as previously communicated.
•Strengthened reserves for prior accident years by $7.5 million, pre-tax, related primarily to the 2019 accident year in the Florida homeowners line of business, as previously communicated.
•21.4% increase in gross written premiums to $205.4 million, including $28.1 million from Maison.
•Net premiums earned increased 20.8% or $19.2 million, to $111.5 million, including $14.9 million from Maison.
•Combined ratio of 147.9%, up 46.4 points, including 43.3 points of net catastrophe losses and 6.7 points of prior year development and 6.7 points of prior year development in the period.
•Quarter-end Florida homeowners in-force policies decreased 4.2% to approximately 230,000, reflecting continued execution of our strategy to limit our exposure in this market until rates more accurately reflect increased costs of claims and reinsurance.
•148.3% increase in non-Florida homeowners in-force policies to approximately 149,000, in-line with our diversification strategy.
•Book value per share decreased $1.07, or 6.2%, to $16.18 as compared to $17.25 as of December 31, 2019, due primarily to a net loss of $1.38 per share and dividends declared of $0.18 per share, partially offset by unrealized gains on our fixed-income portfolio of $0.30 and repurchases of stock of $0.27 per share.
•Repurchased 276,652 shares of common stock, at a discount to book value per share, at a total cost of $3.3 million during the second quarter of 2020.

“Our second quarter results were impacted by a high number of severe weather events in Florida, and across the Southeast, including fourteen industry events, which included Tropical Storm Cristobal,” said Mr. Michael H. Braun, FedNat’s Chief Executive Officer. “The claims environment in the Florida homeowners market continues to be challenging, and as a result we decided to proactively strengthen our property reserves for the 2019 accident year. We are also taking action to mitigate the difficult claims environment by continuing to raise rates and restrict new business in Florida until our rates more accurately reflect our increased cost of doing business primarily as a result of claims severity and reinsurance costs. The profitability of our non-Florida homeowners business, excluding the impact of these recent severe weather events, continues to meet our expectations and we remain focused on our long-term growth strategy of expanding profitably in more attractive coastal homeowners markets outside of Florida.” Mr. Braun continued, “FedNat’s balance sheet and capital structure remain solid, which will enable us to continue providing best in class service to our policyholder and agents while maintaining our commitment to returning capital to our shareholders through our dividend and opportunistic share repurchases, based on the needs of our company and the market price of our shares. We commend the dedication and hard work of our employees, who remain focused on ensuring FedNat’s commitment to providing the highest quality service to our policyholders and trusted agents, especially during these challenging times where 95% of our staff is working remote.”

Revenues

•Total revenue increased $28.7 million or 27.3%, to $134.0 million for the three months ended June 30, 2020, compared with $105.3 million for the three months ended June 30, 2019. The increase was driven by net premiums growth, including the effect of the acquisition of Maison and net investment gains, all of which are discussed below.
•Gross premiums written increased $36.2 million, or 21.4%, to $205.4 million in the quarter compared with $169.2 million for the same three-month period last year. Gross premiums written increased due to organic non-Florida growth, and $28.1 million from Maison, 83% of which was non-Florida. Our organic non-Florida business continues to show exceptional growth year over year, especially in the state of Texas, which has allowed us to leverage our infrastructure and diversify insurance risk. Overall, Homeowners grew 21.6%.

•Gross premiums earned increased $38.7 million, or 27.4%, to $179.9 million for the three months ended June 30, 2020, as compared to $141.2 million for the three months ended June 30, 2019. The higher gross premiums earned was primarily driven by continued non-Florida growth, including $19.7 million from the acquisition of Maison.
•Ceded premiums increased $19.5 million, or 39.9%, to $68.4 million in the quarter, compared to $48.9 million the same three-month period last year. The increase was driven by higher excess of loss reinsurance spend primarily related to increased property exposures in our non-Florida business, including from the Maison acquisition.
•Net investment income decreased $1.0 million, or 21.6%, to $3.3 million during the three months ended June 30, 2020, as compared to $4.3 million during the three months ended June 30, 2019. The decrease was due primarily to the lower interest rate environment in 2020 and elevated second quarter 2019 income earned on debt proceeds that had not yet been deployed on the Maison acquisition, partially offset by fixed income portfolio growth in 2020 from the Maison acquisition.
•Net realized and unrealized investment gains (losses) increased $8.4 million, to $10.4 million for the three months ended June 30, 2020, compared to $2.0 million in the prior year period. We recognized $3.3 million and $1.2 million in unrealized investment gains (losses) for equity securities during these respective periods. Our current and prior year net realized gains are primarily associated with our portfolio managers, under our control, moving out of positions due to both macro and micro conditions, a typical practice each and every quarter. Furthermore, to mitigate the potential COVID-19 related adverse impact on the financial stability of the issuers of securities we hold, certain positions were liquidated during 2020.
•Direct written policy fees increased $1.2 million, or 49.5%, to $3.6 million for the three months ended June 30, 2020, as compared to $2.4 million during the three months ended June 30, 2019. The increase is primarily driven by the fees associated with Maison’s premiums and, to a lesser extent, organic non-Florida growth.
•Other income increased $0.8 million, or 19.3%, to $5.2 million in the quarter, compared with $4.4 million in the same three-month period last year. The increase in other income was primarily driven by higher brokerage revenue. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place during the second quarter of 2020 as compared to the second quarter of 2019.

Expenses

•Losses and loss adjustment expenses (“LAE”) increased $64.6 million, or 98.8%, to $129.9 million for the three months ended June 30, 2020, compared with $65.3 million for the same three-month period last year. The net loss ratio increased 45.7 percentage points, to 116.5% in the current quarter, as compared to 70.8% in the second quarter of 2019. The higher loss ratio was primarily the result of higher weather-related net losses when comparing the periods, as the second quarter of 2020 included $59.2 million, net of reinsurance (of which, $22.0 million were from FedNat Insurance Company's ("FNIC") non-Florida losses which are subject to a 50% profit-sharing agreement) and strengthening reserves for prior accident years by $7.5 million related primarily to 2019 accident year in the Florida homeowners line of business. The second quarter 2020 catastrophe losses were fourteen PCS weather events, impacting Florida, Texas and Louisiana, including Tropical Storm Cristobal and a Florida panhandle wildfire. See the Company’s Form 8-K filed with the SEC on July 17, 2020 for a breakout of catastrophe losses by state. Additionally, higher volume of policies in force drove approximately $12.0 million of higher losses as compared to 2019. These items were partially offset by weather-related losses in the corresponding period in 2019, which included twelve catastrophe events totaling $17.0 million in losses and LAE.
•The net expense ratio increased 0.7% percentage points to 31.4% in the second quarter of 2020, as compared to 30.7% in the second quarter of 2019.
•Commissions and other underwriting expenses increased $6.7 million, or 29.7%, to $29.3 million for the three months ended June 30, 2020, compared with $22.6 million for the three months ended June 30, 2019. The increase was primarily driven by higher non-Florida acquisition related cost as a result of premium growth. This was partially offset by a higher benefit in the current quarter from the 50% profit-sharing agreement, as FNIC's non-Florida business experienced higher weather losses in the current quarter than the second quarter of 2019.
•Income taxes (benefits) decreased $13.9 million, to a benefit of $(11.3) million for the three months ended June 30, 2020, compared to a tax expense of $2.6 million for the three months ended June 30, 2019. The decrease in income tax expense is predominantly the result of the pre-tax loss during the current quarter as compared to income during the second quarter of 2019. Additionally, the Coronavirus Aid, Relief, and Economic Security Act, signed into law on March 27, 2020, is allowing us to carry back net operating loss to prior years when federal income taxes were at 35%, which increased our effective tax rate during the current quarter.

Stock Repurchase Program

•During the second quarter of 2020, the Company repurchased 276,652 shares of common stock for $3.3 million at an average price per share of $11.75.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;
•Acquisition, integration and other costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Thursday, August 6, 2020. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 3668319

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company presents users with data related to different aspects of our business to afford users greater transparency into our results. Homeowners Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Florida. Homeowners non-Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Alabama, Louisiana, South Carolina, Texas and Mississippi. Non-core consists of financial information related to nonstandard personal automobile insurance business which operated in Florida, Georgia, Texas and Alabama and our commercial general liability insurance business.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended			Six Months Ended
	2020	2019	% Change	2020	2019	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(21,479)	$7,110	(402.1)%	$(19,346)	$3,245	(696.2)%
Adjusted operating income (loss)	(28,122)	5,666	(596.3)%	(23,802)	3,272	(827.4)%

Per Common Share
Net income (loss) - diluted	$(1.57)	$0.55	(383.8)%	$(1.38)	$0.25	(649.1)%
Adjusted operating income (loss) - diluted	(2.05)	0.44	(566.3)%	(1.70)	0.25	(770.0)%
Dividends declared	0.09	0.08	12.5%	0.18	0.16	12.5%
Book value	16.18	17.96	(9.9)%	16.18	17.96	(9.9)%
Book value, excluding AOCI	15.13	17.24	(12.3)%	15.13	17.24	(12.3)%

Return to Shareholders
Repurchases of common stock	$3,250	$—	NCM	$10,000	$—	NCM
Dividends declared	1,258	1,046	20.3%	2,560	2,087	22.7%
	$4,508	$1,046	331.0%	$12,560	$2,087	501.8%

Revenue
Total revenues	$134,019	$105,301	27.3%	$249,718	$206,498	20.9%
Adjusted operating revenues	123,636	103,346	19.6%	242,160	202,242	19.7%
Gross premiums written	205,378	169,170	21.4%	378,340	301,403	25.5%
Gross premiums earned	179,896	141,220	27.4%	355,470	279,587	27.1%
Net premiums earned	111,478	92,306	20.8%	217,388	181,090	20.0%

Ratios to Net Premiums Earned
Net loss ratio	116.5%	70.8%		91.5%	73.0%
Net expense ratio	31.4%	30.7%		35.6%	34.7%
Combined ratio	147.9%	101.5%		127.1%	107.7%

In-Force Homeowners Policies
Florida	230,000	240,000	(4.2)%	230,000	240,000	(4.2)%
Non-Florida	149,000	60,000	148.3%	149,000	60,000	148.3%
	379,000	300,000	26.3%	379,000	300,000	26.3%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Net premiums earned	$111,478	$92,306	$217,388	$181,090
Net investment income	3,341	4,259	7,233	7,969
Net realized and unrealized investment gains (losses)	10,383	1,955	7,558	4,256
Direct written policy fees	3,593	2,403	7,059	4,794
Other income	5,224	4,378	10,480	8,389
Total revenues	134,019	105,301	249,718	206,498

Costs and expenses:
Losses and loss adjustment expenses	129,916	65,340	198,846	132,179
Commissions and other underwriting expenses	29,270	22,562	65,625	50,796
General and administrative expenses	5,663	5,779	11,908	12,090
Interest expense	1,915	1,915	3,830	6,966
Total costs and expenses	166,764	95,596	280,209	202,031

Income (loss) before income taxes	(32,745)	9,705	(30,491)	4,467
Income tax expense (benefit)	(11,266)	2,595	(11,145)	1,222
Net income (loss)	$(21,479)	$7,110	$(19,346)	$3,245

Net Income (Loss) Per Common Share
Basic	$(1.57)	$0.55	$(1.38)	$0.25
Diluted	(1.57)	0.55	(1.38)	0.25

Weighted Average Number of Shares of Common Stock Outstanding
Basic	13,714	12,844	13,981	12,820
Diluted	13,714	12,883	13,981	12,876

Dividends Declared Per Common Share	$0.09	$0.08	$0.18	$0.16

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In thousands)
Gross premiums written:
Homeowners Florida	$122,151	$128,016	$233,698	$231,979
Homeowners non-Florida	77,508	36,212	135,450	61,532
Federal flood	5,647	4,991	9,307	7,995
Non-core	72	(49)	(115)	(103)
Total gross premiums written	$205,378	$169,170	$378,340	$301,403

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In thousands)
Gross premiums earned:
Homeowners Florida	$115,791	$112,747	$231,891	$225,419
Homeowners non-Florida	59,787	24,327	115,312	45,497
Federal flood	4,246	3,642	8,382	7,109
Non-core	72	504	(115)	1,562
Total gross premiums earned	$179,896	$141,220	$355,470	$279,587

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In thousands)
Net premiums earned:
Homeowners Florida	$68,247	$71,394	$136,301	$141,882
Homeowners non-Florida	43,159	20,480	81,202	37,803
Non-core	72	432	(115)	1,405
Total net premiums earned	$111,478	$92,306	$217,388	$181,090

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,618	$13,401	$27,445	$26,623
All others	12,834	5,920	24,452	11,187
Ceding commissions	(3,161)	(2,906)	(6,060)	(5,690)
Total commissions	23,291	16,415	45,837	32,120

Fees	1,222	759	2,336	1,438
Salaries and wages	3,119	3,072	6,717	6,394
Other underwriting expenses	1,638	2,316	10,735	10,844
Total commissions and other underwriting expenses	$29,270	$22,562	$65,625	$50,796

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net loss ratio	116.5%	70.8%	91.5%	73.0%
Net expense ratio	31.4%	30.7%	35.6%	34.7%
Combined ratio	147.9%	101.5%	127.1%	107.7%
Gross loss ratio	97.9%	60.8%	105.4%	135.3%
Gross expense ratio	21.2%	22.1%	23.5%	24.5%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$555,961	$526,265
Debt securities, held-to-maturity, at amortized cost	—	4,337
Equity securities, at fair value	18,040	20,039
Total investments	574,001	550,641
Cash and cash equivalents	163,910	133,361
Prepaid reinsurance premiums	81,564	145,659
Premiums receivable, net of allowance	49,632	41,422
Reinsurance recoverable, net	228,709	209,615
Deferred acquisition costs and value of business acquired, net	63,022	56,136
Current and deferred income taxes, net	11,408	2,552
Goodwill	10,997	10,997
Other assets	31,543	28,633
Total assets	$1,214,786	$1,179,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$387,723	$324,362
Unearned premiums	383,739	360,870
Reinsurance payable	67,876	102,467
Long-term debt, net of deferred financing costs	98,603	98,522
Deferred revenue	6,984	6,856
Other liabilities	48,181	37,246
Total liabilities	993,106	930,323
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 13,703,175 and 14,414,821 shares issued and outstanding, respectively	137	144
Additional paid-in capital	168,485	167,677
Accumulated other comprehensive income (loss)	14,390	10,281
Retained earnings	38,668	70,591
Total shareholders’ equity	221,680	248,693
Total liabilities and shareholders' equity	$1,214,786	$1,179,016

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended		Six Months Ended
	2020	2019	2020	2019
Revenue
Total revenues	$134,019	$105,301	$249,718	$206,498
Less:
Net realized and unrealized investment gains (losses)	10,383	1,955	7,558	4,256
Adjusted operating revenues	$123,636	$103,346	$242,160	$202,242

Net Income (Loss)
Net income (loss)	$(21,479)	$7,110	$(19,346)	$3,245
Less:
Net realized and unrealized investment gains (losses)	6,659	1,460	4,527	3,178
Acquisition and other costs	1	(16)	(26)	(536)
Amortization of identifiable intangibles	(17)	—	(45)	—
Gain (loss) on early extinguishment of debt	—	—	—	(2,669)
Adjusted operating income (loss)	$(28,122)	$5,666	$(23,802)	$3,272

Income tax rate assumed for reconciling items above	35.74%	25.35%	40.10%	25.35%

Per Common Share
Book value	$16.18	$17.96	$16.18	$17.96
Less:
AOCI	1.05	0.72	1.05	0.72
Book value, excluding AOCI	$15.13	$17.24	$15.13	$17.24